(logo) WELLS FARGO	Commercial Mortgage Servicing D1050-084, 8th Floor 401 South Tryon St. Charlotte, NC 28202 1-800-326-1334

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention: Stephen Holmes

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of October 1, 2011, by and among Morgan Stanley Capital I Inc ., as Depositor, Wells Fargo Bank, National Association, as Master Servicer and Midland Loan Services, A Division of PNC Bank, NA, as Special Servicer, U.S. Bank National Association, as Trustee, Trimont Real Estate Advisors, Inc., as Trust Advisor, and Wells Fargo Bank, National Association, as Custodian, Certificate Administrator, Certificate Registrar and Authenticating Agent, with respect to Commercial Mortgage Pass-Through Certificates Series 2011-C3 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 13.9 of the Agreement, I, Leslie Hayton, Managing Director of Commercial Mortgage Services do hereby certify that:

1.        A review of the activities of the Master Servicer during the period from January 1, 2018 through December 31, 2018 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.        To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2019.

/s/ Leslie Hayton

Leslie Hayton

Managing Director

Wells Fargo Bank

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